SUB-ITEM 77M.

1(a). Each of the Forward Multi-Strategy Fund and the Forward Growth & Income Allocation Fund merged with and into the Salient Adaptive Balanced Fund on January 22, 2016.

1(b). Information regarding the circumstances and details of the merger of the Forward Multi-Strategy Fund and the Forward Growth & Income Allocation Fund with and into the Salient Adaptive Balanced Fund, including the action taken by the Board of Trustees of Forward Funds in approving the merger, is incorporated by reference to a copy of the notice to shareholders of the Forward Multi-Strategy Fund, Forward Growth & Income Allocation Fund and Salient Adaptive Balanced Fund filed as a supplement to the Forward Funds registration statement pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on November 20, 2015, accession number No. 0001193125 -15-383604.

2(a). The Forward Balanced Allocation Fund merged with and into the Salient Adaptive Income Fund on January 22, 2016.

2(b). Information regarding the circumstances and details of the merger of the Forward Balanced Allocation Fund with and into the Salient Adaptive Income Fund, including the action taken by the Board of Trustees of Forward Funds in approving the merger, is incorporated by reference to a copy of the notice to shareholders of the Forward Balanced Allocation Fund and Salient Adaptive Income Fund filed as a supplement to the Forward Funds registration statement pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on November 20, 2015, accession number No. 0001193125-15-383606.